Exhibit 10.48

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and Patricia L. Cook (“Executive”), effective as of this 15th day of June, 2004.

I.  Definitions

The following terms shall have the meanings indicated when used in this Agreement.

A.  Competitor: The following entities, and their respective parents, successors, subsidiaries, and affiliates are competitors: (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which Executive and the Company may agree in writing from time-to-time.

B.  Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of Executive’s employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which Executive received access in connection with Executive’s employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with Executive’s employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.

C.  Severance: Cash compensation paid pursuant to Freddie Mac’s Severance Policy.

D.  Severance Policy: Freddie Mac Policy 3-254.1 (Severance — Officers), or any subsequent and superceding severance policy.

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II.  Non-Competition

Executive recognizes that as a result of Executive’s employment with Freddie Mac, Executive has access to and knowledge of critically sensitive Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, Executive agrees that neither during Executive’s employment with Freddie Mac, nor for the twelve (12) months immediately following termination of Executive’s employment for any reason, will Executive consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to any Competitor. Executive acknowledges and agrees that this covenant has unique, substantial and immeasurable value to Freddie Mac, that Executive has sufficient skills to provide a livelihood for Executive while this covenant remains in force, and that this covenant will not interfere with Executive’s ability to work consistent with Executive’s experience, training and education. This non-competition covenant applies regardless of whether Executive’s employment is terminated by Executive, by Freddie Mac, or by a joint decision.

III.  Non-Solicitation and Non-Recruitment

During Executive’s employment with Freddie Mac and for a period of twelve (12) months after Executive’s termination date, Executive will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Executive-level, or officer-level employee) with whom Executive worked, or any employee whom Executive directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited or recruited that his/her employment with the Company will be terminated pursuant to a corporate reorganization or reduction-in-force.

IV.  Treatment of Confidential Information

A.  Non-Disclosure. Executive recognizes that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing Executive’s job duties, Executive will have access to and gain knowledge about Confidential Information. Executive further recognizes the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, Executive agrees that Executive will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for the Executive’s own benefit or for the benefit of anyone else other than Freddie Mac. Executive further agrees to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.

B.  Return of Materials. Executive agrees that upon termination of Executive’s employment with Freddie Mac for any reason whatsoever, Executive will deliver to Executive’s immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by Executive or not. Executive further agrees not to retain any copies of any materials embodying Confidential Information.

C.  Post-Termination Obligations. Executive agrees that after the termination of Executive’s employment for any reason, Executive will not use in any way whatsoever, nor disclose any Confidential Information learned or obtained in connection with Executive’s employment with Freddie Mac without first obtaining the written permission of the Executive Vice President of Human Resources of Freddie Mac. Executive further agrees that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with Executive’s future employers to advise them generally of Executive’s exposure to and knowledge of Confidential Information, and Executive’s obligations and responsibilities regarding the Confidential Information. Executive understands and agrees that any such contact may include a request for assurance and confirmation from such employer(s) that Executive will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, Executive further agrees to inform in writing Freddie Mac’s Executive Vice President of Human Resources of the identity of Executive’s subsequent employer(s) and Executive’s prospective job title and responsibilities prior to beginning employment. Executive agrees that this notice requirement shall remain in effect for twelve (12) months following the termination of Executive’s Freddie Mac employment.

D.  Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

V.  Consideration Given to Executive

In exchange for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will provide the Executive with the following consideration, each of which itself is adequate consideration for Executive’s agreement to be bound by the provisions of this Agreement:

A.  Employment. Executive will be employed by Freddie Mac as Executive Vice-President — Investments.

B.  Severance. Executive acknowledges that under Freddie Mac’s Severance Policy, Executive may be eligible to receive Severance upon termination of employment, the duration of which is within the discretion of Freddie Mac. In the event the Executive’s employment is terminated and the circumstances of the termination qualify the Executive for Severance under the Severance Policy, then the Executive shall receive Severance for twelve (12) months following termination. If at the time this Agreement is entered into, Executive occupies a position that is an “executive officer” of Freddie Mac, as determined by the Office of Federal Housing Enterprise Oversight (“OFHEO”) under section 1303(7) of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 and under OFHEO’s executive compensation regulation (66 Federal Register 47550 (2001)), then Executive acknowledges that receipt of the twelve (12) months severance under this paragraph is contingent upon any legally required approval from the Director of OFHEO. If such approval is not received, then Executive will not be eligible for Severance. The Severance guarantee provided by this Paragraph V(B) is in place of, and not in addition to, Severance to which Executive would otherwise be entitled under any other agreement between Executive and Freddie Mac.

VI.  Reservation of Rights

Executive agrees that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue Executive’s employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate Executive’s employment at any time for any reason.

VII.  Compliance with the Code of Conduct and Corporate Policies

Executive understands that, among other things, Freddie Mac’s Code of Conduct (“Code”) restrict the ways in which Freddie Mac employees may interact either as employees or in their personal activities with companies that either compete with Freddie Mac in the mortgage industry or that do business or would like to do business with Freddie Mac (including as a supplier). The Code and Freddie Mac’s Investment Limitations Policy may restrict Executive’s ability to trade, and own financial interests, in certain public and private entities.

Executive has received a copy of the company’s Investment Limitations Policy (the “Policy”) and hereby represents that she will consult as soon as practical with Freddie Mac’s Chief Compliance Officer about whether she or any “covered household member,” as that term is defined in the Policy, holds financial interests that are prohibited under that Policy. Executive further agrees to be bound by, and comply fully with, her obligations under the Investment Limitations Policy. Executive also will disclose any other situation that appears to be a conflict of interest under the Code, a copy of which Executive has received and reviewed prior to Executive’s execution of this Agreement.

VIII.  Absence of Any Conflict of Interest

Executive represents that Executive does not have any confidential information, trade secrets or other proprietary information that Executive obtained as the result of Executive’s employment with another employer that Executive will be using in Executive’s position at Freddie Mac. Executive also represents that Executive is not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect Executive’s ability to perform the duties and responsibilities for Freddie Mac in the job position offered, and further represents that Executive has provided Freddie Mac with copies of any such agreements or limitations so that Freddie Mac can make an independent judgment that Executive’s employment with Freddie Mac is not inconsistent with any of its terms.

IX.  Enforcement

A.  Executive acknowledges that Executive may be subject to discipline, up to and including termination of employment, for Executive’s breach or threat of breach of any provision of this Agreement.

B.  Executive agrees that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, Executive agrees that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by Executive and all persons acting for and/or in concert with Executive, without the necessity of posting bond or security, which Executive expressly waives.

C.  Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant, and that all of Executive’s obligations set forth herein shall survive any termination, for any reason, of Executive’s Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

D.  This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. Executive agrees that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and Executive hereby irrevocably consents to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

E.  If any dispute(s) arise(s) between Freddie Mac and Executive with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

Executive has been advised to discuss all aspects of this Agreement with Executive’s private attorney. Executive acknowledges that Executive has carefully read and understands the terms and provisions of this Agreement and that they are reasonable. Executive signs this Agreement voluntarily and accepts all obligations contained in this Agreement in exchange for the consideration to be given to Executive as outlined above, which Executive acknowledges is adequate and satisfactory, and which Executive further acknowledges Freddie Mac is not otherwise obligated to provide to Executive. Neither Freddie Mac nor its agents, representatives, directors, officers or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in this Agreement.

By: /s/ Patricia L. Cook Patricia L. Cook	Date: June 15, 2004

By: /s/ Michael W. Hager	Date: June 18, 2004